Exhibit 99.1

KULR Technology Group to Supply Velos Rotors with Vibration Reduction Technology

KULR VIBE service to help reduce noise and vibration while enhancing the overall balance of Velos’ V3 UAV helicopter for highly sensitive payloads

SAN DIEGO / GLOBENEWSWIRE / September 20, 2023 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a global leader in sustainable energy management, today partnered with Velos Rotors (“VELOS”) to provide its KULR VIBE service as an added enhancement to the Velos V3 UAV helicopter for reducing vibration and increasing balance of UAV payloads that are highly sensitive to aircraft vibration.

The collaboration between KULR Technology and VELOS aims to enhance the performance of sophisticated payloads typically found in VELOS drones, such as LIDAR, infrared, and high-precision optical cameras. During the initial testing of the Velos V3 with the KULR VIBE service, the prop imbalance was reduced to 0.026 inches per second (IPS) with a reduction in overall damping and weight. By addressing vibration directly at the rotor level, KULR VIBE significantly improves data quality and visual clarity, compared to traditional methods that rely on isolation or damping techniques. The partnership will proceed with a series of trials in the coming months, using various cameras on VELOS drones to further validate these findings.

“Our Velos V3 already was a very stable platform, but some customers carry payloads with highly sensitive sensors,” said Velos Rotors Chief Executive Officer Michael Seal. “The KULR VIBE service measures minute variances in the Velos V3 and can prescribe precise modifications that add minimal weight and help reduce noise and vibration for those highly sensitive payloads.”

“The Velos V3 offers a rugged UAV option for carrying scanning sensors and cameras,” said KULR Technology Group Vice President of Sales and Marketing Ted Krupp. “Adding our KULR VIBE service will help more organizations use the Velos V3 for their missions.”

The KULR VIBE platform utilizes learning algorithms to detect sources of inefficiency-inducing vibrations and executes balance corrections based on hierarchical significance. Data from individual rotor components is analyzed by KULR, allowing the platform to refine and adapt its balancing methodologies in response to real-time feedback. A white paper detailing these advancements is set for release in early 2024. For those interested in participating in this pioneering study, please contact sales@kurltechnology.com.

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) is a leading energy management platform company offering proven solutions that play a critical role in accelerating the electrification of the circular economy. Leveraging a foundation in developing, manufacturing, and licensing next-generation carbon fiber thermal management technologies for batteries and electronic systems, KULR has evolved its holistic suite of products and services to enable its customers across disciplines to operate with efficiency and sustainability in mind. For more information, please visit www.kulrtechnology.com.

About Velos Rotors

Velos Rotors (www.velosuav.com) has been producing high quality UAV helicopters since 2014 for customers in the US, Europe, and Asia. Velos is simple to fly while offering high reliability, flight time and payload capacity. The drone was designed with three main objectives in mind: safety, efficiency, and reliability. Velos is the safest UAV in its class and the best tool for demanding and critical projects where reliability and effectiveness are key. Examples include rescue missions, human organ transportation, and the use of expensive and sensitive sensors in demanding survey missions.

Safe Harbor Statement

This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Annual Report Form 10-K filed with the Securities and Exchange Commission on March 28, 2023, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. Except as required by law, we assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

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